Registration No.  333-_____

                           ___________

                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                           ___________

                             FORM S-8
                      REGISTRATION STATEMENT
                              Under
                    The Securities Act of 1933
                         _______________

                      C&D TECHNOLOGIES, INC.
      (Exact name of registrant as specified in its charter)
                         _______________

          Delaware                               13-3314599
     (State of Incorporation)                 (I.R.S. Employer
                                             Identification No.)

                     1400 Union Meeting Road
                  Blue Bell, Pennsylvania 19422
                          (215) 619-2700
(Address, including zip code, and telephone number, including area code, of principal executive offices)

                  C&D TECHNOLOGIES SAVINGS PLAN
                     (Full title of the plan)

                         Mr. Alfred Weber
          Chairman of the Board, CEO, COO and President
                      C&D TECHNOLOGIES, INC.
                     1400 Union Meeting Road
                  Blue Bell, Pennsylvania 19422
                          (215) 619-2700
    (Name, address, and telephone number of agent for service)
                       ___________________

                             Copy to:
                   Steven L. Kirshenbaum, Esq.
                        Proskauer Rose LLP
                          1585 Broadway
                        New York, NY 10036
                          (212) 969-3000
                           ____________

     Approximate date of commencement of proposed sale to public:
As soon as practicable after the Registration Statement has become effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box. [X]


                 CALCULATION OF REGISTRATION FEE

                                             Proposed Maximum
Title of Securities      Amount To Be        Offering Price
To Be Registered         Registered (1)      Per Share (2)

Common Stock
$.01 par value           50,000 shares       $48.3125


Proposed Maximum
Aggregate Offering       Amount of
Price                    Registration Fee

$2,415,625               $732.01


(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2) The price stated is estimated, based on the average of the high and low prices of common stock on the New York Stock
Exchange on October 21, 1997, solely for the purpose of calculating the registration fee, pursuant to Rule 457 under the Securities Act of 1933.

________________________________________________________________

                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

     The following documents are incorporated by reference into this Prospectus:

     (a) The annual report of C&D TECHNOLOGIES, INC. (the
"Company") on Form 10-K for the fiscal year ended January 31, 1997;

     (b) The Company's quarterly report on Form 10-Q for the period ended April 30, 1997;

     (c) The Company's quarterly report on Form 10-Q for the period ended July 31, 1997;

     (d) The description of the Company's Common Stock contained in the Company's Registration statement filed on form 8-A (No.
1-9389) under the Securities Exchange Act of 1934, as amended
(the "Exchange Act").

     All annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, definitive information or proxy statements and other reports filed with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all the securities offered by this Prospectus have been sold or which deregisters all the securities remaining unsold shall be deemed to be incorporated by reference into this Prospectus to be part hereof from the date of filing of such documents. These documents are or will be available for inspection and copying at the locations identified above. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the Registration Statement or the Prospectus to the extent that a statement contained in the Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement.

     The Company's annual report on Form 10-K contains consolidated balance sheets of the Company and its subsidiaries as of January 31, 1997 and 1996, and the related consolidated statements of income, of shareholders' equity and of cash flows for the three years ended January 31, 1997, 1996 and 1995. Said financial statements, which have been incorporated by reference in this Prospectus, have been examined by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm in giving said report.

     The Company undertakes to provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all information that has been incorporated by reference in the registration statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates). Such request should be directed to the Vice President-Finance of the Company, Stephen E. Markert, Jr., 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422, telephone number (215) 619-2700.

     The Company's principal executive office is located at 1400
Union Meeting Road, Blue Bell, Pennsylvania 19422. Its telephone number is (215) 619-2700.

Item 4.    Description of Securities

     The description of the shares of Common Stock contained in the Company's Registration Statement on Form 8-A (Registration
No. 1-9389) is hereby incorporated by reference.

Item 5.   Interests of Named Experts and Counsel

     The validity of the shares of Common Stock offered hereby has been passed upon by Proskauer Rose LLP, 1585 Broadway, New York, New York 10036. Glenn M. Feit, a partner of Proskauer Rose LLP, is a member of the Board of Directors and is secretary of the Company.

Item 6.   Indemnification of Directors and Officers

     Under section 145 of the Delaware General Corporation Law, a corporation may indemnify its directors, officers, employees and agents against judgments, fines, amounts paid in settlement, and reasonable costs, expenses and counsel fees paid or incurred in connection with any proceeding, other than an action by or in the right of the corporation, to which such director, officer, employee or agent or his legal representative may be a party, provided such director, officer, employee or agent shall have acted in good faith and shall have reasonably believed (a) in the case of a civil proceeding, that his conduct was in or not opposed to the best interests of the corporation, and (b) in the case of a criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. In connection with an action by or in the right of the corporation against a director, officer, employee or agent, the corporation has the power to indemnify such director, officer, employee or agent for reasonable expenses incurred in connection with such suit (a) if such person acted in good faith and in a manner he reasonably believed was not opposed to the best interest of the corporation and (b) if found liable to the corporation, only if ordered by a court of law. Section 145 also provides that such section is not exclusive of any other indemnification rights granted by the corporation to directors, officers, employees or agents. The Company's Restated Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by law, indemnify all persons who it may indemnify pursuant thereto.

     In addition, the Company's Restated Certificate of Incorporation contains a provision eliminating the liability of a director to the Company or its stockholders for breach of fiduciary duty as a director, other than liability (i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct of a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to December 29, 1986.

     The Company's Bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify any person, the heirs, executors or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action suit or proceeding (brought by or in the right of the Company or otherwise), whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding. In addition, the Company may, in the discretion of the Board of Directors, pay expenses incurred in defending any action, suit or proceeding in advance of the final disposition of such action, suit, or proceeding. The Company may also purchase or maintain insurance on behalf of any person described in the foregoing section of the Bylaws against any liability asserted against him, whether or not the Company would have the power to indemnify him against such liability by law. Furthermore, the Bylaws provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     The Company maintains directors and officers liability insurance policies, insuring, with certain exceptions and conditions, the Company's directors and officers in their capacity as such against liability with respect to certain specified proceedings. In addition to covering directors and officers of the Company, the policies also insure the Company against amounts paid by it to indemnify directors and officers.

Item 7.   Exemption from Registration Claimed

     Not applicable

Item 8.   Exhibits

EXHIBIT
NUMBER    DESCRIPTION              LOCATION

4.1       Restated Certificate     Incorporated by reference to
          of Incorporation         Exhibit 3.1 to the Company's
                                   Quarterly Report on Form 10-Q
                                   for the quarter ended July 31,
                                   1997

4.2       Bylaws of the            Incorporated by reference to
          Company                  Exhibit 3.2 to the Company's
                                   Annual Report on Form 10-K for
                                   the year ended January 31,
                                   1996

5.1       Opinion of Proskauer     Filed herewith
          Rose LLP

5.2       Determination Letter of  Filed Herewith
          the Internal Revenue
          Service with Regard to
          the C&D Charter Power
          Systems, Inc. Savings
          Plan (now the C&D
          TECHNOLOGIES Savings
          Plan)

15        Letter re unaudited      Filed herewith
          interim financial
          information

23.1      Consent of Coopers &     Filed herewith
          Lybrand L.L.P.

23.2      Consent of Proskauer     Contained in Exhibit 5.1
          Rose LLP

24        Powers of attorney to    Appear on the signature pages
          sign amendments to this
          Registration Statement

Item 9.   Undertakings

A.   To Update Annually

     C&D TECHNOLOGIES, INC., the undersigned registrant (the "Registrant"), hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.   Indemnification

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

C.   To File Post-Effective Amendments, As May Be Required

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

          (i)   To include any prospectus required by Section
                10(a)(3) of the 1933 Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.   Incorporated Annual and Quarterly Reports

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information to be presented by
Article 3 of Regulation S-X are to set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                            SIGNATURES

     Pursuant to the requirements of the 1933 Act, C&D
TECHNOLOGIES, INC., the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, State of Pennsylvania, on the 28th day of October, 1997.

                                   C&D TECHNOLOGIES, INC.


                                   By:  /s/ Alfred Weber
                                        Alfred Weber,
                                        Chairman of the Board,
                                        Chief Executive Officer,
                                        Chief Operating Officer
                                        and President

     Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and appoints Alfred Weber and Stephen E. Markert, Jr., or either of them, as his or her attorney-in-fact to sign and file on his or her behalf individually and in each capacity stated below any and all amendments and post-effective amendments to this Registration Statement.

Signature           Title                    Date

/s/ Alfred Weber    Director, Chairman of    October 28, 1997
Alfred Weber        the Board, Chief
                    Executive Officer,
                    Chief Operating Officer
                    and President (Principal
                    Executive Officer)

/s/ Stephen E.      Vice President-Finance   October 28, 1997
Markert, Jr.        (Principal Financial
Stephen E.          Officer and Principal
Markert, Jr.        Accounting Officer)

/s/ Kevin P. Dowd   Director                 October 28, 1997
Kevin P. Dowd

/s/ Glenn M. Feit   Director                 October 28, 1997
Glenn M. Feit

/s/ William Harral, Director                 October 28, 1997
     III
William Harral, III

/s/ Warren A. Law   Director                 October 28, 1997
Warren A. Law

/s/ Alan G. Lutz    Director                 October 28, 1997
Alan G. Lutz

/s/ John A.H. Shober Director                October 28, 1997
John A. H. Shober

Index to Exhibits

Exhibit
Number    Description                             Page No.

4.1       Restated Certificate of Incorporation
          (Incorporated by reference to Exhibit 3.1
          to the Company's Quarterly Report on
          Form 10-Q for the quarter ended July 31,
          1997)

4.2       Bylaws of the Company(Incorporated
          by reference to Exhibit 3.2 to the
          Company's Annual Report on Form 10-K for the year ended January 31, 1996)

5.1       Opinion of Proskauer Rose LLP

5.2       Determination Letter of the Internal
          Revenue Service with Regard to the C&D
          Charter Power Systems, Inc. Savings Plan
          (now the C&D TECHNOLOGIES Savings Plan)

15        Letter re unaudited interim financial
          information

23.1      Consent of Coopers & Lybrand L.L.P.

23.2      Consent of Proskauer Rose LLP

24        Powers of attorney to sign amendments
          to this Registration Statement